Exhibit 10.2

SALE AND SERVICING AGREEMENT

Among

HERCULES FUNDING IV LLC,

as Borrower

And

HERCULES CAPITAL, INC.,

as Originator and Servicer

and

MUFG UNION BANK, N.A.,

as Agent

Dated as of February 20, 2019

-i-

TABLE OF CONTENTS

(continued)

-ii-

EXHIBIT A	Form of Servicer Report

EXHIBIT B	Form of S&SA Assignment

EXHIBIT C	Form of Loan Schedule

EXHIBIT D-1	[RESERVED]

EXHIBIT D-2	Form of Final Collateral Certification

EXHIBIT E	Form of Assignment of Mortgage

EXHIBIT F	[RESERVED]

EXHIBIT G	Form of Servicer’s Certificate

EXHIBIT H	Credit and Collection Policy

-iii-

SALE AND SERVICING AGREEMENT

This Sale and Servicing Agreement is entered into as of February 20, 2019, among Hercules Funding IV LLC, a Delaware limited liability company, as Borrower (in such capacity, the “Borrower”), Hercules Capital, Inc., a Maryland corporation (“Hercules”), as Originator (in such capacity, the “Originator”) and as Servicer (in such capacity, the “Servicer”), and MUFG Union Bank, N.A., as Agent for Lenders under the Loan Agreement (as hereinafter defined) (in such capacity, the “Agent”).

RECITALS:

A.     On the date hereof, the Borrower, the Agent and the Lenders party thereto have entered into the Loan Agreement, pursuant to which the Lenders have agreed to make certain loans to the Borrower from time to time on the terms and conditions set forth therein.

B.     In connection with the transaction contemplated by the Loan Agreement, the parties hereto have agreed to enter into this Agreement.

W I T N E S S E T H:

In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows for the benefit of each of them and for the benefit of the Agent and Lenders:

ARTICLE I

DEFINITIONS

1.01     Definitions.

All capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Loan Agreement. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accepted Servicing Practices”: The servicing practices and collection procedures of the Servicer that are in accordance with the applicable Obligor Loan Documents and Applicable Law and which are consistent with the higher standard of (i) customary servicing practices of prudent institutions which service loans or other financial assets similar to the Transferred Loans for their own account or for the account of others and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans or other financial assets which are similar to the Transferred Loans serviced or administered pursuant to this Agreement, for its own account or for the account of others.

“Accreted Interest”: The accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that in the case of the Servicer or any Subsidiary, “Affiliate” shall not include any Person that is a Portfolio Investment.

“Agent”: MUFG Union Bank, N.A., as Agent for the Lenders under the Loan Agreement, or any successor Agent under the Loan Agreement.

“Aggregate Outstanding Loan Balance”: As of any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date minus the Outstanding Loan Balance of all Charged-Off Loans included as part of the Collateral (and specifically excluding all Ineligible Loans) on such date.

“Agreement”: This Sale and Servicing Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assignment of Mortgage”: As to each Loan secured by an interest in real property, one or more collateral assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer as collateral of the related mortgage, deed of trust, security deed, immovable hypothec, deed of hypothec or similar security instrument and all other documents related to such Loan to the Borrower and to grant a perfected Lien thereon by the Borrower in favor of the Agent, on behalf of the Lender Group, each such Assignment of Mortgage to be substantially in the form of Exhibit E hereto.

“Bankruptcy Code”: Title 11 of the United States Code.

“Bankruptcy Event”: With respect to a Person, shall be deemed to have occurred if either:

(a)     a case or other proceeding shall be commenced, without the application or consent of such Person, in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or for all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed or unstayed, and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case or proceeding under any such law now or hereafter in effect; or

(b)     such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Bankruptcy Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, composition or adjustment of debts or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Borrower”: Hercules Funding IV LLC, a Delaware limited liability company.

“Charged-Off Loan”: Any Transferred Loan (i) that is 180 days or more past due with respect to any interest or principal payment, (ii) as to which a Bankruptcy Event has occurred with respect to the related Obligor, (iii) as to which the related Obligor has suffered any Material Adverse Change, (iv) that is or should be written off as uncollectible by the Servicer in accordance with the Credit and Collection Policy, (v) that has been placed on non-accrual status by the Servicer in accordance with the Credit and Collection Policy, (vi) all or any portion of which has been converted into or exchanged for an Equity Security (other than conversions that have resulted in a fair market value of the Equity Security that is in excess of such converted amount) or (vii) has been sold for less than its Outstanding Loan Balance upon foreclosure or upon exercise of remedies, provided, that only the portion of the Transferred Loan not recouped in such sale shall be deemed to be “charged-off” for purposes of clause (vii).

“Collections”: (a) All cash collections or other cash proceeds received by the Borrower or by the Servicer or the Originator on behalf of the Borrower from any source in payment of any amounts owed in respect of a Transferred Loan, including, without limitation, Interest Collections, Principal Collections, Insurance Proceeds, and all Recoveries, (b) all amounts received by the Borrower in connection with the removal of a Transferred Loan from the Collateral pursuant to Section 3.05 and (c) any other funds received by or on behalf of the Borrower with respect to any Transferred Loan or Related Property, but excluding, in the case of (a), (b) or (c), as applicable, amounts in respect of any Retained Interest and Excluded Amounts.

“Commission”: The Securities and Exchange Commission.

“Continued Errors”: Has the meaning set forth in Section 9.02(d) hereof.

“Credit and Collection Policy”: Means, with respect to the initial Servicer, the written credit and collection policies and procedures of the Originator and Servicer attached hereto as Exhibit H, as such policies and procedures may amended, restated, amended and restated, supplemented or otherwise modified from time to time in compliance with Section 4.09(f) and with respect to a Successor Servicer, the written credit and collection policies and procedures of such Successor Servicer as shall be approved by the Agent from time to time.

“Default”: Any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Eligible Loan”: On any date of determination, any Transferred Loan which both (a) complies with the representations and warranties set forth in Section 3.03 and (b) is an Eligible Note Receivable under the Loan Agreement.

“Equity Security”: Any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal.

“Errors”: Has the meaning set forth in Section 9.02(d) hereof.

“Event of Default”: Either a Servicer Default or an “Event of Default” under the Loan Agreement.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Collateral Certification”: The certification in the form of Exhibit D-2 hereto prepared by the Agent or, if a Collateral Custodian has been appointed, the Collateral Custodian.

“Hercules III Agreement”: The Sale and Servicing Agreement, dated as of the May 5, 2016, among Hercules Funding III, a Delaware limited liability company, Hercules (as Originator and initial Servicer thereunder), and Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Indemnified Parties”: Has the meaning set forth in Section 8.01(c) hereof.

“Ineligible Loan”: Shall have the meaning given such term in Section 3.05(b)(i).

“Insurance Policy”: With respect to any Transferred Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Transferred Loan.

“Insurance Proceeds”: Any amounts payable or any payments made to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Interest Collections”: Any and all amounts received with respect to a Transferred Loan from or on behalf of the related Obligor that are deposited into the Collection Account, or received by the Borrower or by the Servicer or Originator on behalf of the Borrower in respect of Transferred Loans, not constituting Principal Collections.

“Loan”: Any Notes Receivable, including monies due and owing thereon and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such Note Receivable and all proceeds thereof.

“Loan Agreement”: The Loan and Security Agreement among the Agent, the Lenders, and the Borrower, dated as of February 20, 2019, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan File”: With respect to any Loan, each of the Obligor Loan Documents related thereto as reflected on the Collateral Loan Checklist accompanying such Loan File.

“Loan Schedule”: The schedule of Loans conveyed to the Borrower on each Transfer Date and delivered to the Agent and the Collateral Custodian in connection with each sale and assignment of Purchased Assets under Section 2.01 from time to time or as new Loans are contributed to the Borrower, in substantially the form as set forth in Exhibit C hereto.

“Loan Tape”: Means a computer tape in readable form, approved by the Agent, containing identifying information pertaining to each of the Transferred Loans comprising part of the Collateral.

“Material Credit and Collection Policy Change”: Any change or modification to, or waiver of any term or condition of, the Credit and Collection Policy, if such change, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders or the Collateral.

“Obligor”: With respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof.

“Obligor Loan Documents”: With respect to any Loan, each related promissory note (if any) and any related loan agreement, security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, assignments, guarantees, note purchase agreement, intercreditor and/or subordination agreement, and UCC Financing Statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan and each related promissory note (if any), including, without limitation, general or limited guaranties and, for each Loan secured by real property an Assignment of Mortgage, and for each promissory note (if any), an assignment (which may be by allonge), in blank, signed by an officer of the Originator.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person delivering such certificate, in each case as required by this Agreement.

“Opinion of Counsel”: A written opinion of counsel who may be employed by the Servicer, the Borrower, the Originator or any of their respective Affiliates, in form and substance satisfactory to the Agent.

“Originator”: Hercules and its permitted successors and assigns.

“Originator Indemnified Party”: Has the meaning set forth in Section 8.01(c) hereof.

“Outstanding Loan Balance”: With respect to any Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof, excluding principal payments in respect of Accreted Interest.

“PIK Loan”: A Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of time prior to such Loan requiring the current cash payment of such interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

“Portfolio Investment”: Any investment made by the Originator in the ordinary course of business in a Person that is accounted for under GAAP as a portfolio investment of the Originator.

“Predecessor Servicer Work Product”: Has the meaning set forth in Section 9.02(d) hereof.

“Principal Collections”: Any and all amounts received with respect to a Transferred Loan from or on behalf of the related Obligor that are deposited into the Collection Account, or received by the Borrower or by the Servicer or Originator on behalf of the Borrower in respect of Transferred Loans, relating to the outstanding principal balance of such Transferred Loan.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Purchased Assets”: All right, title and interest, whether now owned or hereafter received, acquired or arising, and wherever located, of the Originator in and to the property described in clauses (i) through (ix) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, other intellectual property rights, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)     the Transferred Loans, and all monies due or to become due in payment of such Transferred Loans on and after the related Transfer Date, including but not limited to all Collections and all obligations owed to the Originator by the applicable Obligor in connection with the Transferred Loans;

(ii)     any Related Property securing or purporting to secure the Transferred Loans (to the extent the Originator has been granted a Lien thereon) including the related security interest granted by the Obligor under the Transferred Loans, and all proceeds from any sale or other disposition of such Related Property;

(iii)     all security interests, Liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Transferred Loan, together with all Code financing statements or similar filings relating thereto;

(iv)     all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Originator, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under Applicable Law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Originator against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Obligor Loan Documents;

(v)     all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Originator under such Transferred Loans (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Transfer Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related Obligor or the related Obligor Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(vi)      all Insurance Policies;

(vii)     the Obligor Loan Documents with respect to such Transferred Loans;

(viii)    all Warrant Assets with respect to Transferred Loans; and

(ix)      the proceeds of each of the foregoing.

“Record Date”: With respect to each Payment Date, the 10th day occurring after such Payment Date, commencing March, 2019.

“Recoveries”: With respect to any Defaulted Loan or Charged-Off Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Transferred Loan and Related Property, and amounts representing late fees and penalties, net of liquidation expenses and amounts, if any, received that are required to be refunded to the Obligor on such Transferred Loan.

“Related Property”: With respect to any Loan transferred to Borrower pursuant to this Agreement, all of the Originator’s and/or Borrower’s rights, title, interests, remedies, powers and privileges (i) under the related Obligor Loan Documents and each document contained in the Loan File related to such Loan, (ii) in and to all security interests or Liens and property subject thereto from time to time purporting to secure payment of such Loan and all contract rights, rights to payment of money and insurance claims related to such Loan, (iii) in other agreements or arrangements of whatever character (including, without limitation, guaranties, letters of credit, letter-of-credit rights, supporting obligations or other credit support) from time to time supporting or securing payment of such Loan under any agreement related to such Loan or otherwise and all rights under warranties or indemnities thereunder, (iv) any Code financing statements filed against the related Obligor securing repayment of such Loan, (v) all Code financing statements filed by the Borrower against the Loan, (vi) all Records and all other instruments and rights relating to such Loan and all Collections relating thereto, (vii) all payments by the related Obligor and any guarantor of such Loan in respect of such Loan, (viii) all proceeds of such Loan and (ix) all proceeds of any of the foregoing items (i) through (viii).

“Released Amounts”: With respect to any payment or Collection received with respect to any Transferred Loan on any Business Day (whether such payment or Collection is received by the Servicer, the Originator or the Borrower), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

“Responsible Officer”: When used with respect to:

(a)     the Collateral Custodian, any officer of such Person, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject;

(b)     the Agent, or any Affiliate of the Agent, any Vice President of such Person; and

(c)     the Borrower, the Servicer, the Originator or any Affiliate of any of them, the Controller, the President, the Chief Financial Officer, the Chief Credit Officer, the Chief Legal Officer, any Associate General Counsel, any Vice President or the Treasurer of such Person.

“Retransfer Price”: With respect to any Ineligible Loan, as of any date of determination, the sum of the Outstanding Loan Balance of such Ineligible Loan as of such date and all accrued but unpaid interest thereon as of such date.

“S&SA Assignment”: An assignment of Purchased Assets from the Originator to the Borrower pursuant to this Agreement, in the form of Exhibit B hereto.

“Sales Price”: In respect of any particular Purchased Asset as of any date, a dollar amount equal to the fair market value of such Purchased Asset as determined by the Originator and the Borrower as of such date.

“Scheduled Payment”: On any date, with respect to any Transferred Loan, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the related Obligor after such date under the terms of such Transferred Loan.

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer”: Hercules, in its capacity as the servicer hereunder, or any successor appointed as herein provided.

“Servicer Default”: Has the meaning set forth in Section 9.01 hereof.

“Servicer Indemnified Party”: Has the meaning set forth in Section 8.01(a) hereof.

“Servicer Report”: A report substantially in the form of Exhibit A hereto, to be delivered as contemplated by Section 4.17(a).

“Servicing Fee”: For each Payment Date, an amount equal to the sum of the products, for each day during the related Interest Period, of (a) a fraction, the numerator of which is the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Interest Period plus (ii) the Aggregate Outstanding Loan Balance as of the last day of such Interest Period, and the denominator of which is two, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Rate”: A rate equal to 1.0% per annum.

“Servicing Records”: All documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans, any item of Related Property and the related Obligors, other than the Obligor Loan Documents.

“State”: Any one of the states of the United States of America or the District of Columbia.

“Successor Servicer”: Defined in Section 9.02(a).

“Third Party Claim”: Has the meaning set forth in Section 8.01(d) hereof.

“Transfer Date”: With respect to each Transferred Loan, the date specified as the “Transfer Date” in the related S&SA Assignment, on and after which such Transferred Loan, all Related Property related thereto, and Collections on such Transferred Loan shall be included as part of the Collateral.

“Transferred Loans”: Each Loan that is sold or contributed to the Borrower by the Originator hereunder; provided, that the term Transferred Loan shall not include any Retained Interests or Excluded Amounts.

“Transition Costs”: Has the meaning set forth in Section 9.02(a) hereof.

“UCC Financing Statement”: A financing statement meeting the requirements of the Code of the relevant jurisdiction.

“Underlying Note”: Each promissory note (if any) of an Obligor evidencing a Loan.

“Warrant Asset”: Means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by Hercules as an “equity kicker” from the Obligor in connection with such Transferred Loan; provided that (a) the term Warrant Asset shall in no event include the right of Hercules to participate as an investor in future equity financings by an Obligor, and (b) in no case may Warrant Assets include any mandatory funding or purchase requirement of any sort or type.

1.02     Other Definitional Provisions.

(a)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

(b)     All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)     As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(d)     The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(e)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II

CONVEYANCE OF THE PURCHASED ASSETS;
BORROWINGS UNDER LOAN AGREEMENT

2.01     Conveyance of the Purchased Assets; Borrowings.

(a)     Conveyance of the Purchased Assets. On each Transfer Date, upon the mutual agreement of the Originator and the Borrower and in consideration of the payment of the Sales Price therefor the Originator hereby sells and assigns to the Borrower, without recourse, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Originator in and to the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule, and all proceeds of the foregoing. Substantially contemporaneously with such sale and assignment, (i) the Borrower shall pay or cause to be paid to the Originator (or to such other Person as may be specified by the Originator) the Sales Price in respect of such Purchased Assets with immediately available funds and/or (ii) if the Borrower does not have sufficient funds to pay the full amount of the Sale Price, the Originator shall make a capital contribution to the Borrower equal to the difference between the Sale Price and the amount paid, if any, pursuant to clause (i).

(i)     On each Transfer Date, the Borrower hereby purchases, and acknowledges the conveyance to it, of the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule, receipt of which is hereby acknowledged by the Borrower. Concurrently with such delivery, as of the applicable Transfer Date, the Borrower automatically grants a security interest in the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule (a copy of which has or will concurrently therewith be delivered to the Agent) to the Agent pursuant to the Loan Agreement as security for the Borrower’s Obligations under the Loan Agreement and the other Loan Documents.

(ii)     Notwithstanding anything to the contrary herein, in no event shall the Borrower be required to purchase the Purchased Assets identified in any S&SA Assignment and the related Loan Schedule on any Transfer Date.

(iii)     The Originator shall, at its own expense, within one Business Day following each Transfer Date, indicate in its computer files that the Purchased Assets identified in the applicable S&SA Assignment and the related Loan Schedule have been sold to the Borrower pursuant to this Agreement.

(iv)     The parties intend that each of the conveyances contemplated hereby shall be sales from the Originator to the Borrower or, to the extent set forth in Section 2.01(a) hereof, capital contributions, of all of the Originator’s right, title and interest in and to the related Purchased Assets. Notwithstanding the foregoing, if and to the extent the transfer of any Purchased Asset is for any purpose characterized as a collateral transfer for security or the transaction is characterized as a financing transaction or a loan, the Originator hereby grants to the Borrower a first priority security interest in all of the Originator’s right, title and interest in, to and under all of the Purchased Assets, whether now existing or hereafter created or arising, to secure a loan in an amount equal to all obligations owed to the Borrower by the Originator under this Agreement. Upon the occurrence of an event following which the Borrower shall be permitted to sell the Purchased Assets, the Borrower shall have all of the rights and remedies of a secured party under the Code. Upon the occurrence of any such event, the Originator shall have all the rights of a debtor granting a lien under the Code. This Agreement shall constitute a security agreement under Applicable Law and the Borrower shall have all the rights and remedies of a secured party under the Code and other Applicable Law.

2.02     Ownership and Possession of Loan Files.

With respect to each Loan, as of the related Transfer Date, the ownership of the related Obligor Loan Documents shall be vested in the Borrower as part of the Collateral to secure the Obligations, and a security interest in the related Obligor Loan Documents shall be granted and pledged to the Agent pursuant to the Loan Agreement, and the Collateral Custodian shall take possession of the Loan Files as contemplated in Section 2.04 hereof.

2.03     Books and Records; Intention of the Parties.

On or prior to the Closing Date, the Originator shall, at such party’s sole expense, cause to be filed Code financing statements in form and substance satisfactory to the Borrower and Agent naming the Borrower (or an agent acting on behalf of the Borrower) as “secured party” and describing the Purchased Assets being sold by the Originator to the Borrower with the office of the Secretary of State of the state in which the Originator is “located” for purpose of the applicable Code and in any other jurisdictions as shall be necessary to perfect a security interest in the Purchased Assets. The Originator hereby authorizes the Borrower (or its designee), on the Originator’s behalf, to file any additional financing statement or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing office as the Borrower may determine, in its sole discretion, are necessary or advisable to perfect (or maintain) the security interest granted to the Borrower in connection herewith. Such financing statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Borrower may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Borrower in connection herewith.

2.04     Delivery of Loan Files.

(a)     The Originator shall, with respect to each Loan subject to a transfer, as of the related Transfer Date, no less than two (2) Business Days preceding the related Transfer Date, deliver or cause to be delivered to the Collateral Custodian, as the designated agent of the Agent, a Collateral Loan Checklist for each Loan and a Loan File for each Loan containing each Required Asset Document for such Loan.

2.05     Acceptance by the Agent of the Loan Files; Certification by the Collateral Custodian.

(a)     Based on the Final Collateral Certification received by the Agent from the Collateral Custodian and as of the date of delivery thereof, the Agent will acknowledge receipt of the Loan Files delivered to the Collateral Custodian on behalf of the Agent, pursuant to Section 2.04 and declares that it holds and will continue to hold directly the Obligor Loan Documents and any amendments, replacements or supplements thereto and all other assets constituting the Collateral delivered to it for the use and benefit of the Lender Group.

(b)     In performing its reviews of the Obligor Loan Documents, neither the Agent nor the Collateral Custodian shall have any responsibility to determine the genuineness of any document contained therein and any signature thereon. Neither the Agent nor the Collateral Custodian, shall have any responsibility for determining whether any document is valid and binding, whether the text of any assignment or endorsement is in proper or recordable form, whether any document has been recorded in accordance with the requirements of any applicable jurisdiction or whether a blanket assignment is permitted in any applicable jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01     Representations and Warranties of the Borrower.

The Borrower hereby represents, warrants and covenants to the other parties hereto and the Lenders that as of the Closing Date and as of each Transfer Date:

(a)     The Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. The Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into the Loan Documents to which it is a party;

(b)     The execution and delivery by the Borrower of each Loan Document to which the Borrower is a party and its performance of and compliance with all of the terms thereof will not violate the Borrower’s organizational documents or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Borrower;

(c)     The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of the Borrower; each Loan Document to which it is a party, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a valid, legal and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)     The execution and delivery by the Borrower of each Loan Document to which the Borrower is a party and its performance and compliance with the terms of each Loan Document to which the Borrower is a party will not violate any provision of federal, state, or local law or regulation applicable to the Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on the Borrower to the extent such violation would reasonably be expected to result in a Material Adverse Change;

(e)     There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against Borrower, that could reasonably be expected to result in a Material Adverse Change;

(f)     No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Borrower of, or compliance by the Borrower with, any of the Loan Documents to which the Borrower is a party, or for the consummation of the transactions contemplated by any of the Loan Documents to which the Borrower is a party, except for such consents, approvals, authorizations and orders, if any, that have been obtained prior to such date;

(g)     The Borrower is Solvent;

(h)     The Borrower will have good and indefeasible title to each item in the Purchased Assets, free and clear of Liens except for Permitted Liens;

(i)     [reserved];

(j)     All factual information (taken as a whole) furnished by or on behalf of Borrower, in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(k)     The Borrower is not required to be registered as an “investment company,” under the 1940 Act;

(l)     The Borrower’s principal place of business and chief executive offices are located at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, or at such other address as shall be designated by such party in a written notice to the other parties hereto; and

3.02     Representations and Warranties of the Originator.

The Originator hereby represents and warrants to the other parties hereto and the Lenders that as of the Closing Date and as of each Transfer Date after the Closing Date:

(a)     The Originator is a corporation duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. The Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party;

(b)     The execution and delivery by the Originator of each Loan Document to which it is a party and its performance of and compliance with the terms thereof will not violate the Originator’s Governing Documents, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Originator;

(c)     The execution, delivery, and performance by the Originator of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of the Originator; each Loan Document to which it is a party, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a valid, legal and binding obligation of the Originator, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)     The execution and delivery by the Originator of each Loan Document to which the Originator is a party and its performance and compliance with the terms of each Loan Document to which the Originator is a party will not violate any provision of federal, state, or local law or regulation applicable to the Originator, the Governing Documents of Originator, or any order, judgment, or decree of any court or other Governmental Authority binding on the Originator to the extent such violation would reasonably be expected to result in a Material Adverse Change;

(e)     There are no actions, suits, or proceedings pending or, to the best knowledge of Originator, threatened, against Originator, that could reasonably be expected to result in a Material Adverse Change;

(f)     No consent, approval, authorization or order of any court or governmental agency or body is required for: (1) the execution, delivery and performance by the Originator of, or compliance by the Originator with, any Loan Document to which it is a party, (2) the sale and contribution of the Purchased Assets to the Borrower, or (3) the consummation of the transactions required of it by any Loan Document to which it is a party, except such as shall have been obtained before such date, other than: (A) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale of the Purchased Assets to the Borrower, (B) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (C) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not reasonably be expected to result in a material adverse effect on its performance hereunder;

(g)     Immediately prior to the sale of the Purchased Assets to the Borrower, the Originator had good and valid title to the Purchased Assets sold by it on such date free and clear of all Liens other than any Lien released contemporaneously with such sale;

(h)     The Originator is Solvent;

(i)     The Originator has transferred the Purchased Assets transferred by it on each Transfer Date without any intent to hinder, delay or defraud any of its creditors;

(j)     The Originator has received fair consideration and reasonably equivalent value in exchange for the Purchased Assets sold and contributed by it on each Transfer Date to the Borrower;

(k)     The Originator has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement;

(l)     The Originator’s principal place of business and chief executive offices are located at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301 or at such other address as shall be designated by such party in a written notice to the other parties hereto;

(m)     The Originator and the Servicer acknowledge and agree that the Servicing Fee represents reasonable compensation for the performance of the servicing duties hereunder and that the entire Servicing Fee shall be treated by the Servicer and the Originator, for accounting purposes, as compensation for the servicing and administration of the Transferred Loans pursuant to this Agreement; and

It is understood and agreed that the representations and warranties set forth in this Section 3.02 shall survive each Transfer Date and the delivery of the respective Loan Files to the Collateral Custodian as the agent of the Agent, and shall inure to the benefit of the Agent, the Lenders, the Servicer, and the Borrower. Upon discovery by the Originator, the Servicer, the Borrower, or the Agent of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of any item of Collateral or the interests of the Lender Group in any item of Collateral, the party discovering such breach shall give prompt written notice to the other parties. The fact that Agent or any Lender has conducted or has failed to conduct any partial or complete due diligence investigation of the Loan Files shall not affect any rights of the Lender Group under this Agreement.

3.03     Representations and Warranties Regarding the Loans.

The Originator hereby represents and warrants, to the Borrower and to the Agent, for the benefit of the Lender Group, that as of the Closing Date with respect to each Loan sold or contributed to the Borrower on the Closing Date, if any, and as of each Transfer Date with respect to each Loan sold or contributed to the Borrower on each Transfer Date after the Closing Date, that:

(a)     such Loan qualified as an Eligible Note Receivable in all respects; and

(b)     any applicable taxes in connection with the transfer of such Loan have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Obligor Loan Documents in connection with the transfer of the Loan.

It is understood and agreed that the representations and warranties set forth herein shall survive delivery of the respective Loan Files to the Borrower and/or Collateral Custodian and the sale of the applicable Note Receivable to Borrower, and shall inure to the benefit of the Borrower, Agent and Lender Group, as applicable, and their successors and assigns, notwithstanding any restrictive or qualified endorsement or assignment.

3.04     Notice of Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Section 3.03 shall survive the conveyance of the Purchased Assets to the Borrower and the grant by the Borrower of a security interest in the Collateral to the Agent, as applicable. Upon discovery by the Servicer, the Originator, the Collateral Custodian, the Borrower, or the Agent of a breach of any of such representations and warranties or the representations and warranties of the Originator set forth in Section 3.02 or 3.03, which breach materially and adversely affects the value or enforceability of all or any portion of the Purchased Assets or the interests of the Lender Group in all or any portion of the Collateral, any party discovering such breach shall give prompt written notice to the others.

3.05     Repurchase of Ineligible Loans.

(a)     [Intentionally Omitted].

(b)     Repurchase of Ineligible Loans.

(i)     In the event of a breach of any representation or warranty set forth in Section 3.03 with respect to a Transferred Loan (or the Related Property and other related collateral constituting part of the Purchased Assets related to such Transferred Loan) (each such Transferred Loan, an “Ineligible Loan”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Originator or the Servicer and (y) receipt by the Originator or the Servicer of written notice thereof given by the Borrower or the Agent, the Originator shall repurchase such Ineligible Loan(s) at a purchase price equal to the aggregate Retransfer Price of such Ineligible Loan(s) to which such breach relates on the terms and conditions set forth below; provided, that no such repayment shall be required to be made with respect to any Ineligible Loan (and such Transferred Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such 30 day period, the representations and warranties in Section 3.03 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had become part of the Collateral on such day. On and after the date of payment of the Retransfer Price, the applicable Ineligible Loan and the Related Property and other related collateral constituting part of the Purchased Assets with respect to such Ineligible Loan shall not be included in the Collateral.

(ii)     [Intentionally Omitted].

(iii)     In consideration of any such release by the Borrower (and by the Agent on behalf of the Lenders), the Originator shall, on the date of such repayment, deposit to the Collection Account, in immediately available funds, an amount equal to the Retransfer Price therefor. Upon each such repayment, the Agent, on behalf of the Lenders, shall automatically and without further action be deemed to release to the Borrower (which shall release to the Originator) all the right, title and interest of the Agent on behalf of the Lenders (and all right, title and interest of the Borrower) in, to and under such Ineligible Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing. The Borrower and the Agent shall, at the sole expense of the Originator, execute such documents and instruments of transfer as may be prepared by the Borrower and the Originator (or the Servicer on their behalf) and take such other actions as shall reasonably be requested by the Borrower to effect the transfer of such Ineligible Loan pursuant to this Section 3.05.

ARTICLE IV

ADMINISTRATION AND SERVICING OF LOANS

4.01     Appointment of the Servicer.

The Borrower hereby appoints Hercules Capital, Inc. as the Servicer hereunder to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article IV and to serve in such capacity until the termination of its responsibilities pursuant to Section 9.01. Hercules Capital, Inc. hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Agent and the Lender Group are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

4.02     Duties and Responsibilities of the Servicer.

(a)     The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent. The Servicer will service, administer and make collections on the Transferred Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable loans that it services for itself or others and in accordance with the Accepted Servicing Practices.

(b)     The duties of the Servicer, as the Borrower’s agent, shall include, without limitation:

(i)     preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Loans;

(ii)     maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower, the Agent and the Lender Group in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder, under the Loan Agreement, or as the Borrower or the Agent may reasonably request;

(iii)     maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided, that any successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such successor Servicer;

(iv)     promptly delivering to the Borrower, the Agent, the Lender Group and the Collateral Custodian, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, the Agent, or the Collateral Custodian may from time to time reasonably request, so long as such information is in the possession of the Servicer or can be obtained with neither undue burden nor expense;

(v)     identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Agent, for the benefit of the Lender Group;

(vi)     complying in all material respects with the Credit and Collection Policy in regard to each Transferred Loan;

(vii)     complying in all material respects with all Applicable Laws with respect to it, its business, and its properties and all Transferred Loans and Collections;

(viii)     preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower and the Agent,) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Agent, and the Lender Group in the Transferred Loans, (B) the collectibility of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder;

(ix)     notifying the Borrower and the Agent of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is pending or is, to the knowledge of the Servicer, threatened to be asserted by an Obligor with respect to any Transferred Loan; or (2) would reasonably be expected to have a Material Adverse Change; and

(c)     The Borrower and Servicer hereby acknowledge that none of the Agent or the Lender Group, nor the Collateral Custodian, shall have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

4.03     Authorization of the Servicer.

(a)     The Borrower, hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans pursuant to the Loan Agreement, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Transferred Loans. In no event shall the Servicer be entitled to make the Borrower, the Collateral Custodian, the Agent or any member of the Lender Group a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.

(b)     After an Event of Default has occurred and is continuing, at the Agent’s direction, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided, that the Agent may, at any time after an Event of Default has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the pledge of such Transferred Loans to the Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Agent or any servicer, collection agent or lock-box or other account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof. The Agent shall give written notice to any successor Servicer of the Agent’s actions or directions pursuant to this Section 4.03(b).

4.04     Collection of Payments.

(a)     Collection Efforts, Modification of Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow those collection procedures as are consistent with Accepted Servicing Practices. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the Credit and Collection Policy. Notwithstanding anything to the contrary contained herein, the Servicer will not take any action with respect to any Transferred Loans that is prohibited under the Loan Agreement.

(b)     Taxes and other Amounts. To the extent provided for in any Transferred Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(c)     Payments to Collection Account. On or before the Transfer Date with respect to each Transferred Loan, the Servicer shall have instructed all Obligors to make all payments in respect of all Transferred Loans included in the Collateral directly to the Collection Account established pursuant to the Loan Agreement. Servicer shall also be responsible for compliance with all other requirements of the cash management provisions in Section 2.6 of the Loan Agreement.

(d)     Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Transferred Loan included in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(e)     Released Amounts. The Agent hereby agrees that it shall release to the Borrower from the Collateral, and the Borrower hereby agrees to release to the Originator, an amount equal to the Released Amounts promptly upon receipt of an Officer’s Certificate of the initial Servicer (or the Originator if the initial Servicer is no longer the Servicer) setting forth the calculation thereof, which release shall be automatic and shall require no further act by the Agent; provided, that, the Agent and the Borrower, as applicable, shall execute and deliver such instruments of release and assignment, or otherwise confirm the foregoing release, as may reasonably be requested by the Servicer on behalf of the Borrower or the Originator, as applicable, in writing. Upon such release, such Released Amounts shall not constitute and shall not be included in the Collateral. Immediately upon the release to the Borrower by the Agent of the Released Amounts, the Borrower hereby irrevocably agrees to release to the Originator such Released Amounts, which release shall be automatic and shall require no further act by the Borrower; provided, that the Borrower shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Originator.

4.05     [Intentionally Omitted].

4.06     Realization Upon Defaulted Loans or Charged-Off Loans.

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property. Without limiting the foregoing, the Servicer may sell any such Related Property in connection with any Permitted Disposition. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan or Charged-Off Loan.

4.07     Maintenance of Insurance Policies.

The Servicer will require that each Obligor with respect to a Transferred Loan maintain an Insurance Policy with respect to each Transferred Loan and the Related Property, to the extent consistent with the Credit and Collection Policy. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Borrower and the Agent, on behalf of the Lender Group, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Transferred Loan.

4.08     Representations and Warranties of the Servicer.

The Servicer hereby represents and warrants, as of the Closing Date, as follows:

(a)     Organization and Good Standing; Power and Authority. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Loan Document to which it is a party.

(b)     Due Qualification. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a material adverse effect on the interests of the Borrower or of the Lender Group. The initial Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval, except where the failure to qualify or obtain such license or approval would not reasonably be expected to have a Material Adverse Change on its ability to perform hereunder.

(c)     Due Authorization. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite corporate action.

(d)     No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not violate any provision of federal, state, or local law or regulation applicable to the Servicer, the Governing Documents of Servicer, or any order, judgment, or decree of any court or other Governmental Authority binding on the Borrower to the extent such violation would reasonably be expected to result in a Material Adverse Change.

(e)     No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(f)     Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g)     No Proceedings. Except as previously disclosed to the Agent and Lender Group in writing, there are no actions, suits, or proceedings pending or, to the best knowledge of Servicer, threatened, against Servicer, that could reasonably be expected to result in a Material Adverse Change.

(h)     Reports Accurate. All Servicer Reports, information, exhibits, financial statements, documents, books, Servicing Records or reports furnished or to be furnished by the Servicer in writing to the Agent, any member of the Lender Group or any other party in connection with this Agreement are true and accurate, in all material respects, on the date as of which such information is dated or certified.

(i)     No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from a Borrowing or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Servicer Default.

(j)     Material Adverse Change. Since December 31, 2015, there has been no Material Adverse Change with respect to the initial Servicer.

(k)     Credit and Collection Policy. It has at all times, since the Closing Date, complied in all material respects with the Credit and Collection Policy with respect to each Transferred Loan.

4.09     Covenants of the Servicer.

The Servicer hereby covenants that, from and after the Closing Date:

(a)     Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans, the Related Property and Obligor Loan Documents or any part thereof.

(b)     Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Change.

(c)     Obligations with Respect to Transferred Loans. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Transferred Loan under this Agreement, the Loan Agreement or any other Loan Document and will do nothing to impair the rights of the Borrower or the Agent, on behalf of Lender Group, in, to and under the Collateral.

(d)     Preservation of Security Interest. The Borrower or the initial Servicer on behalf of the Borrower will authorize, execute and file (or cause filing of) such financing and continuation statements and any other documents and take such other actions that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Agent, on behalf of Lender Group, in, to and under the Collateral.

(e)     Change of Name or Location; Records. The initial Servicer (i) shall not change its name, move the location of its principal executive office or change its jurisdiction of incorporation, without 30 days’ prior written notice to the Borrower and the Agent, and (ii) shall not move or, consent to the Collateral Custodian moving the Obligor Loan Documents, without 30 days’ prior written notice to the Borrower and the Agent, and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Agent, on behalf of Lender Group, in all Collateral, including delivery of an Opinion of Counsel.

(f)     Credit and Collection Policy. The initial Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Transferred Loan and the Related Property included in the Collateral, including, without limitation, performing the loan grading and asset valuation functions specified in the Credit and Collection Policy on a quarterly basis, and (ii) furnish to the Agent, at least ten Business Days prior to its proposed effective date, notice of any proposed change in the Credit and Collection Policy. The initial Servicer will not agree or otherwise permit any Material Credit and Collection Policy Change in the Credit and Collection Policy without the prior written consent of the Agent.

(g)     Notice of Certain Events. The Servicer will furnish to the Agent, as soon as possible and in any event within five (5) Business Days after the Servicer shall have knowledge of the occurrence of any Default or Event of Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(h)     Extension or Amendment of Transferred Loans. The Servicer will not, except as otherwise permitted in Section 4.04(a), extend, amend or otherwise modify the terms of any Transferred Loan.

(i)     Other. The Servicer will furnish to the Agent and the Lender Group such other information, documents records or reports respecting the Transferred Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower, the Agent or the Lender Group may from time to time reasonably request in order to protect the respective interests of the Borrower, the Agent or the Lender Group under or as contemplated by this Agreement, the Loan Agreement or any other Loan Document, so long as such information is within the possession of the Servicer or may be obtained with neither undue burden nor expense.

(j)     [Intentionally Omitted].

(k)     Inspection of Records. The Servicer will, at any time and from time to time during regular business hours, as requested by the Agent (in the case of a Successor Servicer, with at least with five Business Days’ notice), permit the Agent and the Lender Group, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Transferred Loans and the related Obligor Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Transferred Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Obligor Loan Documents and under the other Loan Documents to which such Person is a party with such officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters. Prior to the occurrence of an Event of Default the Servicer (or, if a Successor Servicer has been appointed, the Borrower) shall bear the expense of up to three (3) such inspections in any 12-month period. Upon and after the occurrence of an Event of Default, the initial Servicer shall be required to bear the expense of all such inspections.

(l)     Keeping of Records. The Servicer will maintain and implement administrative and operating procedures (including, in the case of the initial Servicer, an ability to recreate records evidencing Transferred Loans and the related Obligor Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Transferred Loans (including records adequate to permit the daily identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan). The Servicer shall give the Agent (with a copy to the Collateral Custodian, if one has been appointed) prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(m)     Compliance with Transferred Loans. The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transferred Loans and the related Obligor Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Transferred Loan and the related Obligor Loan Documents.

(n)     Consolidation or Merger of the Servicer. The initial Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless, in the case of any such action (i) no Event of Default or Material Adverse Change would occur or be reasonably likely to occur as a result of such transaction, (ii) Agent provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Agent an agreement reasonably satisfactory to Agent by which such Person assumes the obligations of the Servicer hereunder and under the other Loan Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent may reasonably request.

4.10     The Agent. The Agent shall have no duties or responsibilities under this Agreement except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Agent.

4.11     [Intentionally Omitted].

4.12     [Intentionally Omitted].

4.13     [Intentionally Omitted].

4.14     [Intentionally Omitted].

4.15     [Intentionally Omitted].

4.16     Payment of Certain Expenses by the Servicer and the Borrower.

(a)     The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by this Agreement, including fees and disbursements of legal counsel and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

(b)     The Borrower will be required to pay all fees and reasonable expenses incurred by the Agent, Lender Group or any Successor Servicer in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

4.17     Reports.

(a)     Servicer Report. With respect to each Payment Date and the related Interest Period, the Servicer will provide to the Borrower and the Agent (and if so requested by Agent, with copies for each Lender), on the related Record Date, a monthly statement (a “Servicer Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit A.

(b)     Servicer’s Certificate. Together with each Servicer Report, the Servicer shall submit to the Borrower and the Agent (and if so requested by Agent, with copies for each Lender) a certificate substantially in the form of Exhibit G (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Default or Event of Default has occurred and is continuing.

(c)     Financial Statements. The initial Servicer will submit to the Borrower and the Agent (and if so requested by Agent, with copies for each Lender), within 45 days following the end of each of the Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on March 31, 2019, unaudited financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter; provided, that the availability via EDGAR, or any successor system of the Commission, of the financial statements in Servicer’s applicable quarterly report on Form 10-Q shall be deemed delivery to the Borrower, the Agent, and, if applicable, each Lender of the financial statements required to be delivered pursuant to this sentence, on the date such documents are made so available. The Servicer shall submit to the Borrower and the Agent (and if so requested by Agent, with copies for each Lender), within 90 days following the end of the Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2018, annual audited financial statements as of the end of such fiscal year; provided, that the availability via EDGAR, or any successor system of the Commission, of the financial statements in Servicer’s annual report on Form 10-K shall be deemed delivery to the Borrower, the Agent, and, if applicable, each Lender of the financial statements required to be delivered pursuant to this sentence, on the date such documents are made so available.

4.18     Annual Statement as to Compliance.

The Servicer will provide to the Borrower, the Agent (and if so requested by Agent, with copies for each Lender), and the Collateral Custodian, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2019, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing (or if a Servicer Default has occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Default occurred during such year and no notice thereof has been given to the Agent, specifying such Servicer Default and the steps taken to remedy such event). As for the fiscal year ending on December 31, 2018, the Servicer will provide to the Borrower, the Agent (and if so requested by Agent, with copies for each Lender), and the Collateral Custodian, by not later than March 31, 2018, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer under the Hercules III Servicing Agreement, and the Servicer’s performance pursuant to the Hercules III Agreement, for the period ending December 31, 2018 has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under the Hercules III Agreement throughout the fiscal year ending December 31, 2018 and no Servicer Default has occurred and is continuing (or if a Servicer Default has occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Default occurred during the fiscal year ending December 31, 2018 and no notice thereof has been given to the Agent, specifying such Servicer Default and the steps taken to remedy such event).

4.19     [Intentionally Omitted].

4.20     Limitation on Liability.

None of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Agent, the other members of the Lender Group or any other Person for any action taken or for refraining from the taking of any action as expressly provided for in this Agreement.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower hereunder.

4.21     The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower and the Agent. No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in accordance with the terms of this Agreement.

4.22     Access to Certain Documentation and Information Regarding the Transferred Loans.

The Borrower, the Servicer or the Collateral Custodian as applicable, shall provide to the Agent and the Lender Group access to the Obligor Loan Documents and all other documentation regarding the Transferred Loans included as part of the Collateral and the Related Property in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Agent or the Lender Group, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Agent or the applicable member of the Lender Group, the Agent, such member of the Lender Group or its agents may review the Borrower’s and the Servicer’s collection and administration of the Transferred Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Transferred Loans, Obligor Loan Documents and Records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. A Successor Servicer shall be entitled to at least five Business Days’ notice prior to such review. The Borrower shall bear the cost of such audits.

4.23     Identification of Records.

The Servicer shall clearly and unambiguously identify each Transferred Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Transferred Loans and Related Property have been transferred to and are owned by the Borrower and that the Agent, on behalf of the Lender Group, has the security interest and Lien therein granted by Borrower pursuant to the Loan Agreement.

ARTICLE V

DEPOSITS INTO ACCOUNTS

5.01     Collection Account.

(a)     Deposits to Collection Account. The Servicer shall deposit or cause to be deposited in the Collection Account all Collections on or in respect of each Transferred Loan collected on or after the related Transfer Date (to the extent received by the Servicer) within two Business Days after receipt thereof. The Servicer agrees that it will cause the Originator or other appropriate Person paying such amounts, as the case may be, to remit directly to the Collection Account, within two Business Days after receipt thereof, all such amounts to the extent such amounts are received by such Person.

ARTICLE VI

[RESERVED]

ARTICLE VII

COVENANTS

7.01     [Reserved.]

7.02     Covenants Regarding Purchased Assets.

The Originator hereby covenants that, from and after the Closing Date:

(a)     Protect Collateral. The Originator agrees that it shall not sell, assign, transfer, pledge or encumber in any other manner the Purchased Assets (except for the assignment and pledge to the Borrower hereunder and the Borrower’s grant of a security interest in the Collateral to the Agent under the Loan Agreement). The Originator shall warrant and defend the right and title herein granted unto the Borrower in and to the Purchased Assets (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.

(b)     Further Assurances. The Originator shall, at its own expense, promptly execute and deliver all further instruments (including financing statements, stock powers, other powers and other instruments of transfer or control) reasonably requested by the Agent to perfect and protect the transfer of the Purchased Assets to the Borrower or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Borrower and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement. In addition, the Originator shall, at its own expense, promptly take all further action that Agent may reasonably request in order to perfect and protect the transfer of the Purchased Assets to the Borrower or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Borrower and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

(c)     Collections Held in Trust. If the Originator receives any Collections, the Originator shall hold such Collections separate and apart from its other property in trust for the Borrower and shall, within two Business Days after receipt thereof, deposit such Collections to the Collection Account.

(d)     Consents. The Originator shall execute and deliver to the Borrower and/or the Agent, as applicable, upon request and upon the occurrence and during the continuance of an Event of Default, any document reasonably requested by the Borrower and/or the Agent, as applicable, in order to evidence the Originator’s consent to the Borrower and/or the Agent exercising their respective remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

ARTICLE VIII

INDEMNIFICATION

8.01     Indemnification; Third Party Claims.

(a)     The Servicer (so long as it is the Originator or an Affiliate thereof) shall indemnify the Borrower, the Collateral Custodian, and any Successor Servicer, their respective officers, directors, employees, agents and “control persons,” as such term is used under the Securities Act and under the Exchange Act (each a “Servicer Indemnified Party”) and hold harmless each of them against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from a breach of any of the Servicer’s representations and warranties and covenants contained in this Agreement or in any way relating to the failure of the Servicer to perform its duties and service the Transferred Loans in compliance with the terms of this Agreement except to the extent such loss arises out of such Servicer Indemnified Party’s fraud, gross negligence or willful misconduct; provided, however, that if the Servicer is not liable pursuant to the provisions of Section 8.01(b) hereof for its failure to perform its duties and service the Transferred Loans in compliance with the terms of this Agreement, then the provisions of this Section 8.01 shall have no force and effect with respect to such failure; provided, further that (i) no Successor Servicer shall be liable for the breaches of representations or warranties or covenants, or actions or omissions, of a predecessor Servicer; and (ii) the Servicer shall not be so required to indemnify a Servicer Indemnified Party or to otherwise be liable to an Servicer Indemnified Party for any losses in respect of the non-performance of the Transferred Loans, the creditworthiness of the Obligors with respect to the Transferred Loans, changes in the market value of the Transferred Loans or other similar investment risks associated with the Transferred Loans arising from a breach of any representation or warranty set forth in Section 3.03 hereto if the effect of such indemnity would be to provide credit recourse to the Originator for the performance of the Transferred Loans.

(b)     None of the Originator or the Servicer or any of their respective Affiliates, directors, officers, employees or agents shall be under any liability to the Borrower, for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Originator, the Servicer or any of their respective Affiliates, directors, officers, employees, agents against the remedies provided herein for the breach of any warranties, representations or covenants made herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any expense or liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of the respective duties of the Servicer or the Originator, as the case may be. The Originator, the Servicer and any of their respective Affiliates, directors, officers, employees, agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

(c)     The Originator agrees to indemnify and hold harmless the Borrower, the Collateral Custodian, and any Successor Servicer, their respective officers, directors, employees, agents and “control persons,” as such term is used under the Securities Act and under the Exchange Act (each an “Originator Indemnified Party,” and together with the Servicer Indemnified Parties, the “Indemnified Parties”), from and against any loss, liability, expense, damage, claim or injury arising out of any breach of any representation, warranty or covenant of the Originator, the Servicer or their Affiliates, in any Loan Document, including, without limitation, by reason of any acts, omissions, or alleged acts or omissions arising out of activities of the Originator, the Servicer or their Affiliates, including reasonable and documented attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the Originator shall not indemnify an Originator Indemnified Party to the extent such loss, liability, expense, damage or injury is due to either an Originator Indemnified Party’s willful misconduct, bad faith, fraud or gross negligence or by reason of an Originator Indemnified Party’s reckless disregard of its obligations hereunder; provided, further, that the Originator shall not be so required to indemnify an Originator Indemnified Party or to otherwise be liable to an Originator Indemnified Party for any losses to the extent such losses have the effect of recourse for non-payment of a Transferred Loan due to any Obligor’s bankruptcy, insolvency, lack of creditworthiness or financial inability to pay. The provisions of this indemnity shall run directly to and be enforceable by an Originator Indemnified Party subject to the limitations hereof.

(d)     With respect to a claim subject to indemnity hereunder made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the related indemnifying parties (each an “Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Indemnifying Parties shall have previously obtained actual knowledge thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Parties, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. No failure to give such notice or deliver such documents shall affect the rights to indemnity hereunder. Each Indemnifying Party shall promptly notify the Agent and the Indemnified Party (if other than the Agent) of any claim of which it has been notified and shall promptly notify the Agent and the Indemnified Party (if applicable) of its intended course of action with respect to any claim.

(e)     If a Third Party Claim is made against an Indemnified Party, while maintaining control over its own defense, the Indemnified Party shall cooperate and consult fully with the Indemnifying Party in preparing such defense, and the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of such terms and the Indemnifying Party will promptly reimburse the Indemnified Party upon written request; provided, however, that the Indemnified Party may not settle any claim or litigation without the consent of the Indemnifying Party; provided, further, that the Indemnifying Party shall have the right to reject the selection of counsel by the Indemnified Party if the Indemnifying Party reasonably determines that such counsel is inappropriate in light of the nature of the claim or litigation and shall have the right to assume the defense of such claim or litigation if the Indemnifying Party determines that the manner of defense of such claim or litigation is unreasonable.

8.02     Relationship of Servicer to the Borrower.

The relationship of the Servicer (and of any successor to the Servicer as servicer under this Agreement) to the Borrower under this Agreement is intended by the parties hereto to be that of an independent contractor and not of a joint venturer, agent or partner of the Borrower or the Agent.

ARTICLE IX

SERVICER DEFAULT

9.01     Servicer Default.

(a)     The occurrence of any of the following events shall constitute a “Servicer Default”:

(1)     any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Borrower, the Agent or any member of the Lender Group as required by this Agreement, or to deliver any Servicer Report or other report required hereunder on or before the date such payment, transfer, deposit, instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

(2)     any failure on the part of the Servicer duly to observe or perform in any material respect any of the other covenants or agreements on the part of the Servicer contained in any Loan Document to which it is a party and such failure continues for a period of ten (10) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Borrower, the Agent, any Lender or the Custodian and (ii) the date on which an Authorized Person of the Servicer acquires knowledge thereof;

(3)     any breach on the part of the Servicer of any representation or warranty contained in any Loan Document to which it is a party that has a material adverse effect on the interests of any of the parties hereto or thereto or any member of the Lender Group, and such failure continues for a period of ten (10) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Borrower, the Agent, any Lender or the Custodian and (ii) the date on which an Authorized Person of the Servicer acquires knowledge thereof;

(4)     a Bankruptcy Event shall occur with respect to the Servicer;

(5)     so long as the Servicer or the Originator is an Affiliate of the Borrower, any Event of Default occurs under the Loan Agreement;

(6)     the Servicer shall fail in any material respect to service the Transferred Loans in accordance with the Credit and Collection Policy;

(7)     the Servicer agrees to or otherwise permits any change in the Credit and Collection Policy except as permitted under this Agreement;

(8)     the rendering against the Servicer of a final judgment, decree or order for the payment of money in excess of $1,000,000 (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 61 or more consecutive days without a stay of execution;

(9)     the failure of the Servicer to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding $1,000,000 or the occurrence of any event or condition that would permit acceleration of such recourse debt or other obligations if such event or condition has not been waived;

(10)     so long as Originator or any Affiliate is the Servicer, if any Change of Control (as defined in the Loan Agreement) with respect to Servicer is made without the prior written consent of the Borrower and the Agent;

(11)     so long as Originator or any Affiliate is the Servicer, if the Servicer shall fail to maintain its status as a business development company or as a registered investment company under the 1940 Act; or

(12)     so long as Originator or any Affiliate is the Servicer, if any of the individuals serving as of the Closing Date (or serving thereafter as a replacement satisfactory to Agent in accordance with this Section 9.01(a)(12)) as the Chief Executive Officer, Chief Financial Officer, or Chief Credit Officer of Servicer shall cease to be actively involved in the business of the Servicer in such capacity and, within 90 days after the occurrence of any event specified above, (x) an individual reasonably satisfactory to the Agent is not hired by the Servicer to replace the Person who ceases to be actively involved in the business of the Servicer or (y) such event is not waived in writing by the Agent.

(b)     Upon the occurrence of an Event of Default, the Agent, by notice in writing to the Servicer (with a copy to the Collateral Custodian) may, in addition to whatever rights such Person may have at law or in equity to damages, including injunctive relief and specific performance, on thirty days’ notice, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Transferred Loans and the proceeds thereof, as servicer under this Agreement. Within a commercially reasonable time following receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Transferred Loans or otherwise, shall, subject to Section 9.02, pass to and be vested in a successor servicer, and the successor servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Transferred Loans and related documents. The Servicer agrees to cooperate with the successor servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the successor servicer for administration by it of all amounts which shall at the time have been or are thereafter received with respect to the Purchased Assets.

9.02     Appointment of Successor Servicer.

(a)     On and after the date the Servicer receives a notice of termination pursuant to Section 9.01 hereof, or the Agent receives the resignation of the Servicer evidenced by an Opinion of Counsel, the Agent shall submit to Hercules the name of a proposed successor servicer (the “Successor Servicer”); provided, that such proposed Successor Servicer may not be a Competitor. As compensation therefor, the Successor Servicer shall be entitled to the Servicing Fee in addition to reimbursement of expenses incurred by such Successor Servicer in connection with the transition of the servicing obligations (“Transition Costs”); provided, however, in no event shall such Transition Costs exceed $50,000.00 in the aggregate. Hercules shall have the right to reject one proposed Successor Servicer within two (2) Business Days of the Agent’s submission and, upon such rejection Hercules shall have no further consent rights with respect to the appointment of any Successor Servicer. If Hercules shall not have rejected such proposed Successor Servicer within such two (2) Business Day period, the Agent shall, as promptly as possible, appoint such Successor Servicer as servicer hereunder so long as such proposed Successor Servicer is acceptable to the Lender Group. The Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Transferred Loans, as the Successor Servicer hereunder or under another agreement reasonably acceptable to the Agent and such Successor Servicer.

(b)     Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement or such other agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Successor Servicer upon becoming a successor servicer, are expressly limited to those instances of gross negligence or willful misconduct of the Successor Servicer.

(c)     All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Transferred Loans.

(d)     Upon any Person being appointed as the Successor Servicer pursuant to the foregoing provisions of this Section 9.02, such Successor Servicer will promptly begin the transition to its role as Servicer. Notwithstanding the foregoing, the Agent may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer so appointed shall be entitled to receive the Servicing Fee, as well as Transition Costs. In the event the Agent is required to solicit bids as provided herein, the Agent shall solicit, by public announcement, bids from banks meeting the qualifications set forth in this Section 9.02. Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, in addition to Transition Costs. Within 30 days after any such public announcement, the Agent shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid. The Agent shall deduct from any sum received by the Agent from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder. After such deductions, the remainder of such sum shall be paid by the Agent to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. The Agent and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until the Agent shall have consented thereto. No Successor Servicer shall resign as servicer until a subsequent Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall the Agent, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Person to become the Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, any Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Transferred Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, except where, in the exercise of reasonable care, such audit or examination would be advisable, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to such Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability to perform servicing or for such Continued Errors; provided, however, that such Successor Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that such Successor Servicer becomes aware of Errors or Continued Errors, such Successor Servicer shall, with the prior consent of the Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Any such Successor Servicer shall be entitled to recover its costs thereby expended to the extent of funds available therefor pursuant to the provision of Section 2.3(b) of the Loan Agreement.

The Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Obligor Loan Documents, including, without limitation, the transfer to any Successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Obligor Loan Documents and the delivery to such Successor Servicer in an orderly and timely fashion of all files and records with respect to the Obligor Loan Documents and a computer tape in readable form (consistent with the Loan Tape) containing all information necessary to enable the Successor Servicer to service the Loans. In addition, the Servicer agrees to cooperate and use its best efforts in providing at the Servicer’s expense the Successor Servicer with reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

Any Successor Servicer is authorized and empowered to execute and deliver, on behalf of Servicer as Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer as Servicer. Servicer will provide any Successor Servicer with a Power of Attorney stating such.

9.03     Waiver of Defaults.

The Agent may waive any events permitting removal of the Servicer as servicer pursuant to Section 9.01. Upon any waiver of a past default, such default shall cease to exist and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

9.04     Accounting Upon Termination of Servicer.

Upon termination of the Servicer under this Article IX, the Servicer shall, at its own expense:

(a)     deliver to its successor or, if none shall yet have been appointed, to the Agent, any Collections received and not yet deposited in the Collection Account;

(b)     deliver to its successor or, if none shall yet have been appointed, to the Agent or the Collateral Custodian, all Loan Files and related documents and statements held by it hereunder and a copy of the Loan Tape;

(c)     deliver to its successor, the Agent, and the Borrower a full accounting of all funds, including a statement showing the Scheduled Payments with respect to the Transferred Loans collected by it and a statement of monies held in trust by it for payments or charges with respect to the Transferred Loans; and

(d)     execute and deliver such instruments and perform all acts reasonably requested in order to effect the orderly and efficient transfer of servicing of the Transferred Loans to its successor and to more fully and definitively vest in such successor all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer under this Agreement.

ARTICLE X

TERMINATION

10.01     Termination. This Agreement shall terminate upon either: (A) the later of (i) the termination of the Loan Agreement and the satisfaction and discharge of all Obligations due and owing in accordance with the provisions thereof, or (ii) the disposition of all funds with respect to the last Transferred Loan and the remittance of all funds due hereunder and the payment of all amounts due and payable, including, in both cases, without limitation, indemnification payments payable pursuant to any Loan Document to the Agent, the Lender Group, the Borrower, the Servicer, the Collateral Custodian and any Successor Servicer, written notice of the occurrence of either of which shall be provided to the Agent by the Servicer; or (B) the mutual written consent of the Servicer, the Borrower and the Agent.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.01     Amendment.

This Agreement may be amended from time to time by the written agreement of the Servicer, the Originator, the Collateral Custodian (if one has been appointed), the Agent and the Borrower.

11.02     Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

11.03     GOVERNING LAW; JURISDICTION.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

11.04     Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, mailed by overnight mail, certified mail or registered mail, postage prepaid, or (ii) transmitted by telecopy, upon telephone confirmation of receipt thereof, as follows: (A) in the case of the Borrower, to Hercules Funding IV LLC, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Funding IV LLC, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number: 650-473-9194 or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Borrower; (B) in the case of the Originator, to Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number 650-473-9194, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Originator, (C) in the case of the Servicer, to Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Executive Officer and Chief Financial Officer, telecopy number 650-473-9194, with a copy to Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer, telecopy number 650-473-9194, or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Servicer; (D) in the case of the Collateral Custodian, to such address as may be specified in its Collateral Custodian Agreement or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by the Collateral Custodian; (E) in the case of any Successor Servicer, to such addresses or telecopy or telephone numbers as may hereafter be furnished to the Agent and the other parties hereto in writing by such Successor Servicer; (F) in the case of the Agent, to MUFG Union Bank, N.A., as Agent, 601 East Potrero Grande Drive, Monterey Park, California 91754, Attn: Commercial Loan Operations, Facsimile No.: (323) 720-2252 (provided, that in the case of delivery of any Underlying Notes or other Obligor Loan Documents to Agent, copies shall be sent to such addressee and all originals shall be sent to MUFG Union Bank, N.A., Attention: Special Asset Unit/Nicole Tubbs, 520 B Street S-290, San Diego, CA 92101, Telephone: (619) 230-3689, Facsimile: (619) 230-3458, with a copy to MUFG Union Bank, N.A., as Agent, Northern California Commercial Banking Group, 99 Almaden Boulevard, Suite 200, San Jose, California 95113, Attention: J. William Bloore and Kenneth Beck, Facsimile: (408) 280-7163), or such other addresses or telecopy or telephone numbers as may hereafter be furnished to the other parties hereto in writing by the Agent; any such notices shall be deemed to be effective with respect to any party hereto upon the receipt of such notice or telephone confirmation thereof by such party.

11.05     Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

11.06     No Partnership.

Nothing herein contained shall be deemed or construed to create any partnership or joint venture between the parties hereto.

11.07     Counterparts.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts (including by fax or other electronic means), each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same Agreement.

11.08     Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Servicer, the Originator, the Borrower, the Agent, the Borrower, and their respective successors and permitted assigns.

11.09     Headings.

The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11.10     Non-Petition Agreement.

Notwithstanding any prior termination of any Loan Document, the Originator, the Servicer, the Collateral Custodian and any Successor Servicer each severally and not jointly covenants that it shall not, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect, after the termination of this Agreement pursuant to Section 10.01, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Borrower to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Borrower under any Bankruptcy Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of their respective property or ordering the winding up or liquidation of the affairs of the Borrower.

11.11     Due Diligence.

The Originator acknowledges that the Agent and the Lender Group may advance Borrowings and may enter into transactions based solely upon the information provided by the Originator to the Agent and the Lender Group in the Loan Schedule and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right prior to such advance of any Borrowing therein to conduct a partial or complete due diligence review on some or all of the Transferred Loans securing such Borrowing, including, without limitation, re-generating the information used to originate each such Transferred Loan. The Agent may underwrite such Transferred Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Originator agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transferred Loans in the possession, or under the control, of the Servicer. The Originator also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Loan Files and the Transferred Loans. The Agent agrees (on behalf of itself and its Affiliates, directors, officers, employees and representatives) that the provisions of Section 17.7 of the Loan Agreement shall apply to all material, non-public information received by it hereunder.

11.12     No Reliance.

Each of the Originator and the Borrower hereby acknowledges that it has not relied on the Agent or any member of the Lender Group or any of their officers, directors, employees, agents and “control persons” as such term is used under the Securities Act and under the Exchange Act, for any tax, accounting, legal or other professional advice in connection with the transactions contemplated by the Loan Documents, that each of the Originator and the Borrower has retained and been advised by such tax, accounting, legal and other professionals as it has deemed necessary in connection with the transactions contemplated by the Loan Documents and that neither the Agent nor any member of the Lender Group makes any representation or warranty, and that neither the Agent nor any member of the Lender Group shall have any liability with respect to, the tax, accounting or legal treatment or implications relating to the transactions contemplated by the Loan Documents.

11.13     Conflicts.

Notwithstanding anything contained in the Loan Documents to the contrary, (a) in the event of the conflict between the terms of this Agreement and the Loan Agreement, the terms of the Loan Agreement shall control, and (b) in the event of the conflict between the terms of this Agreement and any other Loan Document (other than the Loan Agreement), the terms of this Agreement shall control.

11.14     No Agency.

Nothing contained herein or in the Loan Documents shall be construed to create an agency or fiduciary relationship between the Agent, any member of the Lender Group or any of their Affiliates and the Borrower, the Originator or the Servicer. None of the Agent, any member of the Lender Group, or any of their Affiliates shall be liable for any acts or actions affected in connection with any sale of the Loans by the Borrower, the Originator or the Servicer.

11.15     Collateral Assignment.

As an inducement to the Borrower to purchase the Purchased Assets and to the Agent and the Lender Group to enter into the Loan Agreement with the Borrower, Hercules (in each of its capacities herein) acknowledges and consents to the assignment by the Borrower to the Agent, for the benefit of the Lender Group of all of the Borrower’s rights against Hercules (in such capacities) pursuant to this Agreement (including, without limitation the rights of the Purchaser under Article VIII hereof) and to the enforcement or exercise of any right or remedy against Hercules (in any such capacities) pursuant to this Agreement by the Borrower or the Agent. Such enforcement of a right or remedy by the Agent shall have the same force and effect as if the right or remedy had been enforced or exercised by the Borrower directly. For clarification, the terms “Servicer Indemnified Party” and “Originator Indemnified Party” shall include any of the Borrower’s assignees, including the Agent and the Lender Group and all of their respective officers, directors, employees, attorneys, agents and representatives and their respective transferees, successors, participants and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized, as of the day and year first above written, to this Agreement.

HERCULES FUNDING IV LLC, as Borrower

By:	/s/ David Lund
Name:	David Lund
Title:	Chief Financial Officer

HERCULES CAPITAL, INC., as Originator and Servicer

By:	/s/ David Lund
Name:	David Lund
Title:	Chief Financial Officer

MUFG UNION BANK, N A., as Agent

By:	/s/ Kenneth J. Beck
Name:	Kenneth J. Beck
Title:	Director

[SIGNATURE PAGE TO SALE AND SERVICING AGREEMENT]

EXHIBIT A

FORM OF SERVICER REPORT

[SEE ATTACHED]

A-1

EXHIBIT B

FORM OF S&SA ASSIGNMENT

ASSIGNMENT NO. __ OF LOANS (“S&SA Assignment”), dated as of [_________] [__], [ ] (the “Transfer Date”), by Hercules Capital, Inc. (the “Originator”) to HERCULES FUNDING IV LLC (the “Borrower”) pursuant to the Sale and Servicing Agreement referred to below.

WITNESSETH:

WHEREAS, the Originator and the Borrower are parties to the Sale and Servicing Agreement dated as of February 20, 2019 (as such agreement may have been, or may be, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Sale and Servicing Agreement”), by and among HERCULES FUNDING IV LLC as the Borrower, Hercules Capital, Inc. as the Originator and Servicer, and MUFG Union Bank, N.A. as Agent;

WHEREAS, pursuant to the Sale and Servicing Agreement, the Originator wishes to sell, convey, transfer and assign Purchased Assets to the Borrower in exchange for cash consideration and other good and valid consideration the receipt and sufficiency of which is hereby acknowledged; and

WHEREAS, the Borrower is willing to acquire such Purchased Assets subject to the terms and conditions hereof and of the Sale and Servicing Agreement;

NOW THEREFORE, the Originator and the Borrower hereby agree as follows:

1.     Defined Terms. All capitalized terms defined in the Sale and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.     Designation of Loans. The Originator does hereby deliver herewith a Loan Schedule containing a true and complete list of each Loan to be conveyed on the Transfer Date. Such list is marked as Schedule A to this S&SA Assignment and is hereby incorporated into and made a part of this S&SA Assignment.

3.     Conveyance of Purchased Assets. The Originator hereby sells, transfers, assigns and conveys to the Borrower, without recourse, all of the right, title and interest of the Originator in and to the Loans listed on the Loan Schedule attached hereto and all Related Property and other related collateral constituting part of the Purchased Assets related to such Loan, including, without limitation, all Collections on or with respect to the Loans, in each case arising on or after the related Transfer Date.

4.     Borrower Acknowledges Assignment. As of the Transfer Date, pursuant to this S&SA Assignment and Section 2.01(a) of the Sale and Servicing Agreement, the Borrower acknowledges its receipt of the Loans listed on the attached Loan Schedule and all Related Property and other related collateral constituting part of the Purchased Assets related to such Loan.

5.     Acceptance of Rights But Not Obligations. The foregoing sale, transfer, assignment, set over and conveyance does not, and is not intended to, result in a creation or an assumption by the Borrower of any obligation of the Originator or any other Person in connection with this S&SA Assignment or under any agreement or instrument relating thereto except as specifically set forth herein.

6.     Originator Acknowledges Receipt of Sales Price. The Originator hereby acknowledges receipt of the Sales Price or that is otherwise distributed at its direction.

7.     Amendment of the Sale and Servicing Agreement. The Sale and Servicing Agreement is hereby amended by providing that all references to the “Sale and Servicing Agreement,” “this Agreement” and “herein” shall be deemed from and after the Transfer Date to which this S&SA relates to be a dual reference to the Sale and Servicing Agreement as supplemented by this S&SA Assignment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Sale and Servicing Agreement shall remain unamended and the Sale and Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms and except as expressly provided herein, this S&SA Assignment shall not constitute or be deemed to constitute a waiver of compliance with or consent to noncompliance with any term or provision of the Sale and Servicing Agreement.

8.     Counterparts. This S&SA Assignment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this S&SA Assignment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

HERCULES CAPITAL, INC., as Originator

By:
Name:
Title:

HERCULES FUNDING IV LLC, as Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF LOAN SCHEDULE

TRANSFERRED LOANS
Obligor	Servicer Loan No.	Outstanding Loan Balance	Origination Date	Final Maturity Date

C-1

EXHIBIT D-2

FORM OF FINAL COLLATERAL CERTIFICATION

BY FACSIMILE:

MUFG Union Bank, N.A., as Agent

601 East Potrero Grande Drive
Monterey Park, California 91754
Attn: Commercial Loan Operations
Facsimile No.: (323) 720-2252

cc: MUFG Union Bank, N.A., as Agent
Northern California Commercial Banking Group
99 Almaden Boulevard, Suite 200
San Jose, California 95113
Attention: J. William Bloore and Kenneth Beck
Facsimile: (408) 280-7163

Re:

Sale and Servicing Agreement dated as of February 20, 2019 (as such agreement may have been, or may be, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among HERCULES FUNDING IV LLC as the Borrower, Hercules Capital, Inc. as the Originator and Servicer, and MUFG Union Bank, N.A., as Agent

Ladies and Gentlemen:

In accordance with the provisions of Section 2.05 of the above-referenced Agreement, the undersigned, as the Collateral Custodian, hereby certifies as to each Loan in the Loan Schedule attached hereto that either (check the one that is applicable):

_______     it has received a copy of each executed Underlying Note endorsed in blank or accompanied by an allonge attached to such Underlying Note endorsed in blank.

_______     such Loan was sold or contributed to Borrower after the Closing Date and Collateral Custodian has not received a copy of any executed Underlying Note evidencing such Loan.

The Collateral Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the Underlying Notes or (ii) the collectibility, insurability, effectiveness or suitability of any such Loan.

The Collateral Custodian hereby confirms that it is holding each such Underlying Note (if any) with respect to each Loan on behalf of the Agent and Lenders pursuant to the terms and conditions of the Agreement and the Loan Agreement.

D-2-1

Capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

MUFG UNION BANK, N.A., as Collateral Custodian

By:
Name:
Title:

D-2-2

EXHIBIT E

FORM OF ASSIGNMENT OF MORTGAGE

[TO BE PROVIDED BY AGENT AS NEEDED]

E-1

EXHIBIT G

FORM OF SERVICER’S CERTIFICATE

This Servicer’s Certificate is delivered pursuant to the provisions of Section 4.17(b) of the Sale and Servicing Agreement dated as of February 20, 2019 (as such agreement may have been, or may be, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among HERCULES FUNDING IV LLC as the Borrower, Hercules Capital, Inc. as the Originator and Servicer, and MUFG Union Bank, N.A., as Agent. This Servicer’s Certificate relates to the Payment Date to which the Servicer Report attached hereto relates.

1.

Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Agreement. References herein and in the attached Servicer Report to certain sections are to the applicable subsections of the Agreement.

2.	The Servicer is the Servicer under the Agreement.

3.	The undersigned hereby certifies to the Borrower and the Agent that:

1)     all of the foregoing information and all of the information set forth on attached Servicer Report is true and accurate in all material respects of the date hereof; and

2)     as of the date hereof, no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed this [____] day of [_________], [____].

HERCULES CAPITAL, INC., as Servicer

By:
Name:
Title:

[ATTACH FORM OF SERVICER REPORT]

G-1

EXHIBIT H

CREDIT AND COLLECTION POLICY

[SEE ATTACHED]